Exhibit 99.2

Church & Dwight Co., Inc.

News Release

Contact:	Matthew T. Farrell
Chief Financial Officer
609-683-5900

Church & Dwight to Build New Manufacturing Plant and
Distribution Center
Design Reflects Company’s Commitment to Environmentally-Responsible Manufacturing

PRINCETON, NJ, June 5, 2008 – Church & Dwight Co., Inc. (NYSE:CHD) today announced plans to construct a new integrated laundry detergent manufacturing plant and distribution center in York County, Pennsylvania.  Construction will begin in September 2008 and the site is scheduled to be operational by the end of 2009.  In conjunction with the opening of the new facility, the Company will close its existing laundry detergent manufacturing plant and distribution buildings in North Brunswick, New Jersey.

“Our strategically important fabric care business has grown substantially over the past ten years, both organically and through acquisitions such as the Orange Glo International, Inc. brands acquired in 2006,” said James R. Craigie, Chairman and Chief Executive Officer.  “This new site will allow us to continue to grow our fabric care business in a facility that can handle the current and anticipated additional base volume growth for our core businesses, support future potential acquisitions and position our business to be among the industry leaders in low-cost production and distribution in the future.  Since our fabric care business is our largest business, this initiative will play a key role in helping to drive our long-term goals for revenue growth and gross margin expansion.  Specifically, the new site is designed to significantly reduce production and distribution center costs, and is expected to support the Company’s annual goal of expanding gross margin by approximately 100 basis points.”

The facility will be located in Jackson Township in York County, Pennsylvania, 100 miles from Philadelphia and will occupy an area of roughly 232 acres with 1.1 million sq. ft. of building space with the ability to expand to meet future business needs.  The Company has received a great deal of cooperation from local and state officials in the Commonwealth of Pennsylvania on site development, building construction, permits, and incentives.

The site design reflects Church & Dwight’s long-standing concern for the environment.  The sustainability goals for the facility include a 30% reduction in energy consumption, a 50% reduction in solid waste and industrial effluent from manufacturing operations, and the use of renewable energy sources for on-site processing needs.  After a year-long search, the Company chose the York County site for its strategic location and its proximity to major highways and railroads.

The Company’s existing North Brunswick complex is comprised of five separate buildings which has created significant inefficiencies and does not allow for expansion to handle expected future growth.  The Company plans to provide severance and transition benefits to approximately 300 affected employees at North Brunswick, as well as consideration for employment opportunities at other operations of the Company.

The Company expects to invest approximately $170 million in capital expenditures and transition expenses relating to the opening of the York County site and the closing of the North Brunswick complex.  The Company intends to finance the project with a combination of cash, debt and an existing line of credit.

The overall project will require charges which are expected to reduce second half 2008 earnings per share by approximately $0.08 per share and 2009 earnings by approximately $0.24 per share.  These charges relate primarily to accelerated depreciation of the North Brunswick complex, severance and other one-time costs associated with the closing of those operations.

Mr. Craigie concluded, “We are excited to be constructing this new manufacturing plant and distribution facility which represents the largest capital expenditure in the 165-year history of our great company.  This strategic investment will support the continued strong growth of our company.  Despite the recent increase in commodity costs, we remain comfortable with our previously announced objective of achieving $2.77 in earnings per share for 2008, before these project charges, and remain confident in our long-term operating model of 3-4% annual organic growth and 100 basis points of annual gross margin expansion.”

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The Company will hold a conference call primarily for the investment community, today, Thursday, June 5, at 8:30 a.m. Eastern Time, to discuss the new plant. To listen in, dial 800-573-4842, access code 97574879.  Also, you can listen via webcast by visiting the Investor Relations section of the Company's website at www.churchdwight.com.  A replay will be available two hours after the call. The replay number is 888-286-8010, access code 23841014.  In addition, the replay can be heard on the Company's website.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to the timing and the cost of the proposed new manufacturing plant and distribution facility in York County, Pennsylvania and the closing of the Company’s facilities in North Brunswick, New Jersey, the effect of the project and North Brunswick closing on earnings per share and gross margin, the financing of the project, the severance and transition benefits to be offered to affected employees, earnings per share estimates for the remainder of 2008 and full year 2009, future growth of the Company’s household products businesses, the environmental impact of the new site, and anticipated lower production and distribution center costs associated with the new site.  These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control and could cause actual results to differ materially from such forward-looking statements, including but not limited to the risks associated with the successful consummation of the project contemplated hereby. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), and raw material and energy prices.  Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, regulatory matters and environmental matters.  For a description of additional cautionary statements, see Church & Dwight's quarterly and annual reports filed with the SEC.

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